Exhibit 10.2

12240 Inwood Road Suite 300 Dallas, TX 75244 972-387-1487 * Fax 972-490-9119

July 1, 2002

Mr. Russell Ruhnke, Principal

Bank of America

Portfolio Management

Real Estate/Lodging

NCI-007-15-08

100 North Tryon Street, 16th Floor

Charlotte, North Carolina 28255-0001

Re:                               Conditional Waiver (as defined herein) under that certain $35,000,000 Credit Agreement (the “Credit Agreement”) dated as of May 31, 2002 among U.S.  RESTAURANT PROPERTIES OPERATING L.P., a Delaware limited partnership (“USRP Operating” or the “Principal Borrower”), USRP FUNDING 2002-A, L.P., a Texas limited partnership (the “General SPE); collectively, with USRP Operating, the “Borrower”), USRP MANAGING, INC., a Delaware corporation and the general partner of USRP Operating, as a Guarantor (the “General Partner”), U.S. RESTAURANT PROPERTIES, INC., a Maryland corporation, as a Guarantor (“USRP REIT”), the Subsidiary Guarantors (as defined therein), the Lenders (as defined therein), BANK OF AMERICA, N.A., as Agent for the Lenders (in such capacity, the “Agent”) and BANC OF AMERICA SECURITIES LLC, as Sole Lead Arranger and Sole Book Manager (in such capacity “BAS”).  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

Dear Russ:

As we have discussed, USRP Operating is seeking to utilize up to $16,000,000 of the proceeds of the Loans under the Credit Agreement for the purpose of purchasing mortgage notes issued by Captain D’s with an aggregate face value of $20,000,000 and otherwise conforming to the description set forth on Schedule 1 attached hereto (the “CD Notes”).  The Credit Parties acknowledge that this purchase would constitute an “Investment” as such term is defined in the Credit Agreement and that, absent an agreement from the Agent to provide a waiver and amendment of certain provisions of the Credit Agreement, the amount of such Investment would violate the limitations on Investments set forth in Sections 6.19 and 8.6 of the Credit Agreement.  Therefore, USRP Operating, on behalf of all of the Credit Parties, hereby requests that the Agent consent to a limited and temporary waiver and amendment, on the terms and conditions and for the period described herein, of Sections 6.19 and 8.6 of the Credit Agreement as such sections apply to the purchase and ownership of the CD Notes by USRP Operating (the “Conditioned Waiver”).  USRP Operating (again, on behalf of each of the Credit Parties) also requests that the Agent agree that such use of the proceeds of the Loans conforms to the requirements set forth in Sections 6.15 and 7.9 of the Credit Agreement.

If approved by the Agent, the period of the requested waiver and amendment (the “Waiver Period”) will extend until the date occurring ninety (90) days following the date hereof (the “Initial Waiver Period”); provided, however, that USRP Operating shall have the option to extend the Waiver Period beyond the final day of the Initial Waiver Period for the following time periods through the payment to the Agent of the following, non-refundable, non-prorated extension fees (the “Extension Fees”):

(a)                                  for the period including calendar days one (1) through fifteen (15) following the final day of the Initial Waiver Period, $15,000;

Request for Conditioned Waiver

(b)                                 for the period including calendar days sixteen (16) through thirty (30) following the final day of the Initial Waiver Period, $20,000 (for a total of $35,000 in Extension Fees following the Initial Waiver Period);

(c)                                  for the period including calendar days thirty-one (31) through sixty (60) following the final day of the Initial Waiver Period, $45,000 (for a total of $80,000 in Extension Fees following the Initial Waiver Period); and

(d)                                 for the period including calendar days sixty-one (61) through ninety (90) following the final day of the Initial Waiver Period, $60,000 (for a total of $140,000 in Extension Fees following the Initial Waiver Period).

The Waiver Period shall, in any case and regardless of any extension provided for herein, terminate as of the ninety-first (91st) day following the final day of the Initial Waiver Period (the “Final Waiver Termination Date”).  To the extent any Defaults or Events of Default that would otherwise exist under the Credit Agreement if not for the waiver and amendment set forth herein are not fully cured as of the end of the Initial Waiver Period, the extended period for which USRP Operating has paid the applicable Extension Fee, or the Final Waiver Termination Date (as applicable), such failure to cure will result in an immediate Event of Default under the Credit Agreement (regardless of any additional cure period that may be provided for in the Credit Agreement).

In addition to and notwithstanding the foregoing matters related to the length of the Waiver Period, it shall be an immediate Event of Default under the Credit Agreement (again regardless of any cure periods provided for therein) to the extent there exists, at any time during the Waiver Period, any breach, default or event of default under the terms of the CD Notes or any of the documentation relating thereto.

The Credit Parties hereby acknowledge and agree that (a) the Conditioned Waiver shall be effective only to the extent that the Credit Parties shall be deemed to be in compliance with Sections 6.19 and 8.6 of the Credit Agreement despite the Defaults or Events of Default which would otherwise arise as a result of USRP Operating’s purchase of the CD Notes and to the extent such Defaults or Events of Default would be caused solely by the Investment by USRP Operating in the CD Notes; (b) the Conditioned Waiver shall not be effective as to any other Defaults or Events of Default (whether or not arising as an indirect result of the purchase of the CD Notes) that may arise during the Waiver Period, including, without limitation, Defaults or Events of Default resulting from financial covenant violations under Section 7.11 of the Credit Agreement or Defaults or Events of Default under Sections 6.19 or 8.6 of the Credit Agreement which do not relate to the purchase of the CD Notes; and (c) no terms or conditions of the Credit Agreement or any of the other Credit Documents shall be modified by the terms hereof except to the extent expressly set forth herein and no other amendments or waivers are being sought hereby from the Agent with respect to any other matters.  In addition, the Credit Parties hereby agree to indemnify, defend and hold harmless the Agent and its respective directors, officers, agents, employees and counsel from and against any and all losses, claims, damages, liabilities, deficiencies, judgments or expenses incurred, resulting from or arising in connection with the purchase of the CD Notes or the Conditioned Waiver and agree that all fees, expenses and costs incurred by the Agent in reviewing and granting the Conditioned Waiver shall be paid by us upon demand as fees, costs and expenses incurred in connection with the Credit Agreement.  Finally, the Credit Parties hereby represent and warrant that they have no claims, counterclaims, offsets, or defenses to any of the Credit Documents, or to the performance of their respective obligations thereunder.  In consideration of the Agent’s willingness to grant the Conditioned Waiver, each of the Credit Parties hereby releases the Agent and its officers, employees, representatives, counsel, trustees and directors, from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act on or prior to the date hereof.

If you need any additional information in order to evaluate this request, please contact me.  We ask that you countersign this letter as evidence of the Agent’s consent to the Conditioned Waiver and return it to us by fax as soon as possible.

We appreciate your cooperation and understanding in this matter. If you have any questions, please do not hesitate to contact me.

Very truly yours,

U.S. Restaurant Properties Operating, L.P.,
as Principal Borrower for the Credit Parties

By: USRP Managing, Inc.

By:	/s/ H.G. Carrington, Jr.
Name:	H.G. Carrington, Jr.
Title:	Vice President

Acknowledged and consented to
this 1st day of July, 2002

By:	/s/ Russell Ruhnke
Russell Ruhnke, on behalf of Bank of America, N.A., as Agent

Schedule 1

Description of CD Notes